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EXHIBIT 99.1


For Immediate Release                              Media Contacts:
May 19, 2003                                       Faye I. Andersen 775-834-4822

              STIPULATED AGREEMENT ALLOWING ELECTRIC RATE DECREASE
                           IN NORTHERN NEVADA APPROVED

CARSON CITY, NV, MAY 19, 2003 - The Public Utilities Commission of Nevada (PUCN) today approved the previously-announced stipulated agreement that gives electric ratepayers served by Sierra Pacific Power Company in northern Nevada a rate decrease of $9.8 million, or an overall 1.4 percent decrease, beginning June 1, 2003.

The agreement reached by Sierra Pacific Resources (NYSE:SRP), the staff of the PUCN, the State Attorney General's Bureau of Consumer Protection, and a coalition of major utility customers also calls for a rate decrease of $19.8 million, or an overall 2.7% decrease, the following year, commencing June 1, 2004. The agreement was filed with the PUCN last week as the agency was due to begin hearings in Sierra Pacific Power's annual deferred energy case.

"We are hopeful this signals the end of the huge run-up in energy costs that we have seen over the past few years and will lead to more stable pricing for our customers," said Jeff Ceccarelli, president of Sierra Pacific Power. Ceccarelli thanked all of the parties for their diligence in working through some extremely complex issues. "We also are very appreciative that the PUCN recognized the challenges that were overcome to reach this agreement," he said.

As a result, the typical customer using 675 kilowatt hours of electricity will see a monthly decrease of $0.82, from $71.06 to $70.38, or $9.84 annually, beginning June 1.

In addition to the decrease in prices, the stipulated agreement allows Sierra Pacific to maintain its base tariff energy rate, or the current rate it charges to recover fuel and purchased power costs to supply customers with electricity. Additionally, all of the parties in the agreement have consented to the dismissal of civil cases on file with the First Judicial District Court in Nevada, addressing the PUCN's decision in Sierra Pacific's previous deferred energy filing. The parties have further agreed to commence discussions no later than July 1, 2003 on the merits of performance-based ratemaking.

Aside from the state agencies and Sierra Pacific, other parties involved in the proposed agreement include interveners in the pending deferred energy rate case; namely, Barrick Goldstrike Mines, the Northern Nevada Industrial Electric Users, Boomtown Hotel & Casino, Circus and Eldorado Joint Venture, Club Cal Neva, Eldorado Resorts LLC, John Ascuaga's Nugget, Monarch Casino & Resort, Inc., Park Place Entertainment Corporation, and Peppermill Casinos, Inc.

The PUCN also voted today to allow Sierra Pacific Power to recover costs invested in conservation programs. This will result in a slight increase in electric bills of 5-to-7 cents per

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month to pay for low-income weatherization, energy education, information and conservation programs.

Sierra Pacific Power Company serves approximately 280,000 electric customers in northern Nevada. The company also provides electricity to the Lake Tahoe area of California and distributes natural gas in the Reno-Sparks metropolitan area. Sierra Pacific Power Company is a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP). Nevada Power, the electric utility for most of southern Nevada, is the principal subsidiary of Sierra Pacific Resources. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership, several unregulated energy services companies and Sierra Pacific Communications, a telecommunications network development company.

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